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Exhibit 10.2(a)


                              INTERMET Corporation
                        RESTRICTED SHARE UNIT AWARD PLAN



PURPOSE: The Board of Directors wishes to offer certain key executives Restricted Share Units in lieu of earned profit sharing.

Specifically, the Board intends to offer the opportunity to certain key executives to voluntarily substitute all or a portion of earnings for performance in the 2000 profit sharing plan for key executives for an award of Units. The Board has delegated the administration of this Plan to the Compensation Committee of the Board of Directors (the "Committee").

Specifically, the Committee intends to offer Units based on fair market value at the award date. The volunteered performance compensation (partial or all) will be divided by the fair market price to determine the number of Units to be awarded. The Units will be issued as whole Units with any remaining funds to be paid in cash. The minimum participation is $10,000 and the maximum participation is the full, undistributed earnings from the profit sharing plan. However, the Committee retains the authority to cap the maximum amount. The Units shall be equivalent in all respects, except ownership rights, to the same number of shares of common stock of the Company ("Shares"). The Shares purchased by the executive will remain restricted for a period of one year from the date of the Committee approval of the award. The Committee also will award the Participant, on a one for one basis and at no cost to the Participant, a number of Shares equal to those purchased by the Participant. The awarded Shares will remain restricted until two years from the Committee's approval of the award. (The conclusions of these one-year and two-year periods are the "vesting dates".)

While the restrictions are in effect, the Units covered by the award are not transferable by the Participant by means of sale, assignment, exchange or otherwise and will be forfeited if the terms of the agreement are not met.

RESTRICTIONS, LIMITATIONS AND CONDITIONS. In order to receive distribution of the Shares represented by these Units, the Participant must remain in the active employment of the Company through the respective vesting dates. In the event the Participant terminates employment due to death, disability, or retirement with the consent of the Committee, prior to a vesting date, Shares equal to fifty
(50) percent of the Units not yet vested will be distributed to the Participant, or the Participant's estate or designated beneficiary, as soon as practical following the termination date. The remaining Units will be forfeited. Any unvested Units will be forfeited upon termination for any other reason. However, in the event of a change of control of the Company, all Units will immediately vest. The Committee may determine to permit any unvested shares to be distributed if in its judgment the circumstances of the termination warrant such treatment. Except to the extent inconsistent with the foregoing, Articles 7, 8, 9, 10, and 11 of the "2000 Executive Stock Option and Incentive Award Plan" shall be an integral part of this Plan.
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DIVIDENDS. Subject to the restrictions, limitations and conditions of this Plan, an amount equivalent to the dividends payable on an equal number of Shares will be credited as additional Units at the stock price on the date dividends are paid to holders of Shares, rounded up to the next highest whole unit. These additional Units will be subject to the same conditions as apply to the Units originally granted.

DEFERRED COMPENSATION PLAN. The Committee will permit profit sharing compensation earned in 2000 and deferred under the "Intermet Corporation Deferred Compensation Plan" to be converted to Shares under such Plan on the same fair-market-value basis as that by which Units are offered under this Plan. The Board will issue, one for one, an equal number of Units which will remain restricted for two years from the award date.

DISTRIBUTION OF THE AWARD. A certificate for the number of Shares equal to the number of Units vested will be delivered to the Participant within 30 days following the vesting date, except those Shares held in Intermet's Deferred Compensation Plan, which may only be distributed in accordance with said Plan. The Shares distributed shall be subject to applicable withholding taxes, which may be settled by withholding a number of Shares with a market value not less than the amount of these taxes. Fractional Shares, if any, will be credited to additional tax withholding.


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ISSUING VESTED STOCK. The Committee may issue the recipient Shares, upon vesting, from the "Intermet Corporation 2000 Executive Stock Option and Incentive Award Plan", from the Company's treasury, from Shares purchased on the open market or from a combination of any of the above.

INTERPRETATIONS. Any dispute, disagreement or question that arises under, or as a result of, or in any way relates to the interpretation, construction or application of this Plan will be determined and resolved by the Committee. Any determination or resolution by the Committee will be final, binding and conclusive for all purposes.

Nothing in this Plan will confer on any Participant any right to continue in the employ of the Company or in any way affect the Company's right to terminate the Participant's employment without prior notice at any time for any or no reason.

The Board or the Compensation Committee retains the authority to change, amend, or terminate the Plan at any time. Also, the Plan is subject to the appropriate regulatory requirements including IRS and SEC requirements, and, if in violation, may be altered to comply or may be rescinded without further obligation except the restoration of the original compensation that the executive volunteered.


By:
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       Thomas H. Jeffs II, Chairman
       Compensation Committee                               February 1, 2001




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